EXHIBIT 99.1


                       AMERICAN NATURAL ENERGY CORPORATION
                           7030 South Yale, Suite 404
                              Tulsa, Oklahoma 74136
                       Tel: 918-481-1440 Fax: 918-481-1473


         AMERICAN NATURAL ENERGY CORPORATION ANNOUNCES DRILLING ACTIVITY


TULSA, OKLAHOMA, OCTOBER 28, 2003. American Natural Energy Corporation ("ANEC") (TSX Venture:ANR.U) announced today that it has commenced drilling of the first well in the current phase of ANEC's drilling program on its ExxonMobil Joint Development area in St. Charles Parish, Louisiana. This phase of the drilling program also includes an additional three development and four exploratory wells. The first well is a development well being drilled to approximately 10,300 feet on the DSCI 145.

ANEC also has completed the hook-up of a gas sales line and currently selling natural gas delivered into a Transco interstate pipeline.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities and the outcome of the ANEC's development and exploration activities, including the success of its current well drilling activities. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at www.sec.gov.